Business License

Unified social credit code: 91530400MA6P461L74

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Name: Hemp (Yunnan) International Holdings Co., Ltd

Registered capital : 20 million US dollars

Type : limited liability company (wholly owned by foreign legal person) Date of establishment: October 08, 2019

Legal representative: Weiwen Qiu

Business Operating period: October 08, 2019 to October 07, 2049

Business Scope: Industrial hemp cultivation and processing; import and export of goods and technologies (except for the import and export of goods and technologies that are prohibited by the state or involved in administrative examination and approval). (Projects that are subject to approval in accordance with the law can only be carried out after approval by relevant departments)

Address: No. 01, Building 45, Huilongjiayuan, Qishui Road, Honghe Street, Yuanjiang County, Yuxi City, Yunnan Province (production site: Yangjie Township, Yuanjiang County)

Registration Authority :Yuxi City Market Supervision Administration

October 08, 2019

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